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                                                                    EXHIBIT 10.5

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             THE LUCAS GROUP FUNDED EXECUTIVE PENSION SCHEME NO. 4





                             STATEMENT OF BENEFITS
                                 for Mr S Lunn



                          Date of issue: 1st April 1996






















                                  ALLEN & OVERY
                                     London



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                                    CONTENTS

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Section                                                                               Page

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1.  Introduction ..................................................................      1

2.  The Executive Scheme ..........................................................      1

3.  Your Target Total Lucas Pension ...............................................      1

4.  Composition Of Your Retirement Benefits .......................................      2

5.  The Company's Contributions ...................................................      2

6.  Benefit Payable On Leaving Lucas Employment Over Age 50 (Other Than Death) ....      3

7.  Benefit Payable On Leaving Lucas Employment Before Age 50 (Other Than Death)...      3

8.  Ending Your Scheme Membership But Remaining In Lucas Employment At Any Age ....      3

9.  Transfer Option ...............................................................      4

10. Death Benefits ................................................................      4

11. Temporary Absence .............................................................      5

12. Investments ...................................................................      5

13. Termination, Amendment Or Merger ..............................................      5

14. Income Tax ....................................................................      6

15. Independent Actuary ...........................................................      6

16. Definitions ...................................................................      6

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   THE TERMINOLOGY USED IN THIS STATEMENT IS EXPLAINED IN SECTION 16 BELOW.


1. INTRODUCTION

   The objective of the Lucas Group Funded Executive Pension Scheme No. 4 (referred to below as "the Executive Scheme") is to build up a fund which is expected to be sufficient to enable you to purchase benefits of broadly equivalent value to those you would have received under Lucas' main tax-approved pension scheme, the Lucas Pension Scheme (the "Main Scheme"), if the Earnings Cap did not affect you. You are also entitled to certain benefits on your death in service while a member of the Executive Scheme.

   It is a condition of membership of the Executive Scheme that you continue to be an active member of the Main Scheme. If you opt out of the Main Scheme you will also be treated as having opted out of the Executive Scheme.

   Like the Main Scheme, the Executive Scheme is set up under trust. Its assets are therefore kept separate from those of Lucas Industries plc. The trustees are appointed by Lucas. Currently there is a single corporate trustee: Lucas Supplementary Pensions Limited, the directors of which are currently David Birtwistle, Bryan Mason and Guy Norris.

   The full provisions of the Executive Scheme are set out in its trust deed, a copy of which has been supplied to you. The trust deed will override this statement should there be any ambiguity or conflict.

   For further information about the Executive Scheme please contact: David Birtwistle, Group Pensions Executive, at Lucas Administration, 2020 The Crescent, Birmingham Business Park, Birmingham B37 7YE, telephone: 0121 627 1334.

2. THE EXECUTIVE SCHEME


   The Executive Scheme will be a money purchase type scheme. It will be funded with the objective of building up assets which represent the difference between your target total Lucas pension (see 3 below) and your pension from the Main Scheme.

3. YOUR TARGET TOTAL LUCAS PENSION

   At Normal Pension Age

   If you had not been subject to the Earnings Cap, the principal benefit under the Main Scheme would have been a pension at Normal Pension Age of one-thirtieth of your Final Pensionable Pay for each year of your Pensionable Employment, provided that, when aggregated with your benefits from your previous arrangements, it did not exceed two-thirds of your Final Pensionable Pay. This will be referred to below as your "target total Lucas pension".

   Before Normal Pension Age

   At any time before Normal Pension Age your target total Lucas pension is calculated as a proportion of your target total Lucas pension at Normal Pension Age. The proportion is:


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   A/B x total target Lucas pension at Normal Pension Age where:

   A is the period of your actual Pensionable Employment; and

   B is the potential period of your Pensionable Employment from the date it started to your Normal Pension Age.


   The calculation is based on Final Pensionable Pay at the date of calculation.

4. COMPOSITION OF YOUR RETIREMENT BENEFITS


   Because of the Earnings Cap, your retirement benefits will be provided from three sources:

   (a) Pensions and/or lump sums built up during membership of your previous employers' pension schemes or benefits under retirement annuity contracts or personal pensions.


   (b) A pension from the Main Scheme. Its amount will currently be one-sixtieth of your Final Pensionable Pay up to the Earnings Cap for each year of Pensionable Employment. This is referred to below as "your main Lucas pension".

   (c) Your benefit from the Executive Scheme. This will form the top layer of your total retirement benefits.

5. THE COMPANY'S CONTRIBUTIONS


   Lucas will pay contributions to the Executive Scheme calculated annually by the Actuary as follows:

   (a) As at 31st July in each year and as at the Termination Date the Actuary will work out your target total Lucas pension (see 3 above). The calculation will be made on the assumption that you left employment or, if over 50, retired immediately voluntarily. The calculated pension will be reduced for early payment by the same factor as then applies to your main Lucas pension, and your main Lucas pension will then be deducted from the resulting amount.

   (b) The amount of pension calculated under (a) will be netted down to take account of the income tax which would be assumed to have been payable if the pension had actually been paid from the Main Scheme (assuming the rate of tax will be the same as at the effective date of the calculation).

   (c) The Actuary will calculate the capital value of this netted down pension, making an assumption as to the rate of investment return.

   (d) The difference between the capital value of this netted down pension and the amount of the Fund at the calculation date will be paid to the Executive Scheme on or as soon as possible following 31st July or the Termination Date.


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   (e)  The Actuary will also calculate the contribution expected to be paid at the following 31st July or Normal Pension Age if earlier. This amount will be paid in quarterly installments in arrears during the year.


   The detailed method currently used for calculating the contributions is set out in the Actuary's Letter (appended).


   Lucas will also pay additional amounts to the trustees until the Termination Date to enable them to bear the costs of the Executive Scheme's establishment, administration and management, unless Lucas agrees with the trustees to pay these on their behalf.



6. BENEFIT PAYABLE ON LEAVING LUCAS EMPLOYMENT OVER AGE 50
   (OTHER THAN DEATH)


   If you leave Lucas' employment after your 50th birthday, the company's contributions will stop and the trustees will use the Fund to provide a pension for you (or any one or more of your spouse or dependants). You may instead elect to receive a lump sum rather than a pension (for tax reasons this election is advisable - see 14 below).

   The benefit will be paid at Normal Pension Age unless you decide to receive it earlier. If you defer receipt of your benefit for any period after you leave Lucas' employment, you should note that no further contribution would be paid by Lucas in any circumstances and the investment risk would be with you (see 12 below).

7. BENEFIT PAYABLE ON LEAVING LUCAS EMPLOYMENT BEFORE AGE 50 (OTHER THAN DEATH)

   In the above circumstances the company's contributions will stop and the trustees will use the Fund if and when you reach your Normal Pension Age to provide a pension for you (or any one or more of your spouse or dependants). You may instead elect to receive a lump sum rather than a pension (for tax reasons this election is advisable - see 14 below).


   The benefit can be paid before Nomal Pension Age either if you have reached age 50 or earlier if you receive an immediate pension from the Main Scheme on account on Incapacity. As mentioned above, the investment risk would pass to you as soon as you leave Lucas' employment.

8. ENDING YOUR SCHEME MEMBERSHIP BUT REMAINING IN LUCAS EMPLOYMENT AT ANY AGE

   In these circumstances, the company's contributions would stop and the same applies as in 7 above but no benefit can be paid until you leave Lucas' employment.



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 9.     TRANSFER OPTION

        As an alternative to the benefits described above, you can request a transfer of the Fund from the Executive Scheme to another pension arrangement. Any transfer will be subject to the rules of the receiving arrangement and the relevant legislation. The possible tax implications of the transfer and its effect on any payment from the receiving arrangement would need to be considered by you at that time.

10.     DEATH BENEFITS

        If you die in Lucas' employment while an active member of the Executive Scheme and the Main Scheme, the amount of the Fund will be increased by an additional contribution by Lucas where necessary, so that the Fund equals:

        A + B

        where

        A is three times Pensionable Pay at the date of death less any capital sums payable or contingently payable from the Main Scheme.

        X is a widow's pension of one per cent of your Pensionable Pay at the date of death multiplied by the years and months of your Pensionable Employment up to Normal Pension Age less any widow's pension payable or contingently payable from the Main Scheme and subject, in aggregate with benefits from your previous arrangements, to a maximum of two-thirds of your own maximum Lucas pension (as indicated above, your maximum Lucas pension is two-thirds of your Final Pensionable Pay).

        Y is a child's allowance, payable until age 22 for each of the youngest two children, of 0.5 per cent of your Pensionable Pay at the date of death multiplied by the years and months of your Pensionable Employment up to Normal Pension Age less any children's allowances payable or contingently payable from the Main Scheme and subject, in aggregate with benefits from your previous arrangements, to a maximum (aggregating all children's allowances) of one-third of your own maximum Lucas pension.

        B is the capital value of the net pensions and allowances in X and Y, calculated by the Actuary using the interest, mortality and other assumptions set out in paragraphs 4 and 5 of the Actuary's Letter except that t in that letter if you die leaving a widow is her rate of tax rather than yours.

        If you die without leaving a widow the amount in A above will be four (instead of three) times Pensionable Pay at the date of death and X will be inapplicable.

        If you die after the Termination Date, but before you have received the Fund, the Fund will be paid from the Executive Scheme.


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        For tax reasons, the trustees decide who receives any lump sum benefit
        (including the Fund) on death under the discretionary trusts contained in the trust deed which governs the Executive Scheme. They can divide the benefit between different people, but it will normally go to your wife or other dependants. You will be invited to complete a nomination form indicating to whom you would like the benefit to be paid. You can change your nomination at any time. If you would like someone who is not your wife, children, dependants or legal personal representative to benefit, you must designate that person in a nomination form; otherwise the benefit will be taxed. Payments to beneficiaries who are not individuals will be taxed.

        The trustees will take account of your wishes, but are not legally bound by them.

11.     TEMPORARY ABSENCE

        If you are temporarily absent from work your membership of the Executive Scheme may be continued at Lucas' discretion. Your period of absence will normally count towards benefits under the Executive Scheme as long as you are still being paid by Lucas and it also counts towards retirement benefits under the Main Scheme.

12.     INVESTMENTS

        In the period during which Lucas contributes to the Executive Scheme, the selection and management of investments will be under the control of the trustees. The trustees will appoint one or more investment managers who will advise them on this and to whom the day to day investment function will be delegated. In this period Lucas itself has an interest in the investment policy. However, after your active membership of the Executive Scheme has ended and Lucas' contributions have stopped, the investment risk will pass to you. You will then be required to direct the trustees in the selection and management of investments after taking appropriate advice. Neither Lucas nor the trustees will then have any responsibility for this.

13.     TERMINATION, AMENDMENT OR MERGER

        Lucas reserves the right to terminate or, with the agreement of the trustees, to amend the Executive Scheme at any time. However, any amendment to the method used for calculating the company's contributions to the Executive Scheme requires the prior agreement of the Independent Actuary that the amendment is reasonable having regard to any change in legislation, taxation or financial conditions (including changes in the basis on which the Main Scheme is valued by its actuary). In the event of termination, benefits will be provided for beneficiaries under the Executive Scheme in accordance with the termination provisions of its governing trust deed. Except to the extent required by legislation, Lucas has no obligation to pay the benefits if the resources of the Executive Scheme are insufficient.

        Lucas also has the right to merge the Executive Scheme with any other similar arrangement applicable to Lucas executives. This would occur only if tax or legal advice made it expedient. The value of your rights would be unaffected and Lucas would consult with you before any such merger took place.


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14.     INCOME TAX

        The Executive Scheme will not be approved for tax purposes. One consequence of this is that you will be taxed on Lucas' contributions. However, benefits will be tax-free if they are paid in lump sum form (and under discretionary trusts as above on death). It will therefore be advantageous to choose a lump sum on retirement rather than a pension. If you fail to make this choice and the trustees are accordingly forced to provide a pension, Lucas will not compensate you for the tax on the pension. The above assumes that tax legislation will not be changed in the future. Lucas does not undertake to compensate you for the consequences of any such future change in tax legislation.

15.     INDEPENDENT ACTUARY

        Lucas will appoint a Fellow of the Institute or Faculty of Actuaries to act from time to time as the Independent Actuary to the Executive Scheme. The Independent Actuary will be chosen by agreement between you and Lucas. If there is a failure to reach agreement, the Independent Actuary will be chosen by the President of the Institute of Actuaries. The Independent Actuary will verify annually, in a report addressed to you and Lucas, that the contributions paid to the Executive Scheme are as described above.

        The Independent Actuary is currently KPMG Peat Marwick.

16.    DEFINITIONS


        Expressions used in this statement have the meanings set out opposite them.

        "active member"         a full member earning retirement benefits under
                                the Lucas Pension Scheme.

        the Actuary:            the actuary or firm of actuaries appointed by
                                Lucas to advise in connection with the Executive
                                Scheme. Currently the Actuary is R. Watson &
                                Sons.

        Actuary's Letter:       letter from the Actuary to Lucas dated 18th
                                March 1996, a copy of which is appended to this statement.

        Basic Pay:              your basic salary. This excludes directors'
                                fees, commission and, unless Lucas decides to include them and so notifies you in writing, bonus and any fluctuating emoluments. It includes London weighting allowance.

        Earnings Cap:           the legal limit on the earnings that can count
                                towards benefits from tax-approved pension schemes for certain categories of members
                                (including you). (Pound)82,200 is the earnings cap for the tax year 1996/97.

        Final Pensionable Pay:  has the same meaning as in the Main Scheme.


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        Fund:                   the assets of the Scheme or, on the distribution
                                of the Fund, the realisation value of the assets (after deducting expenses).

        Incapacity:             has the same meaning as in the Main Scheme.

        Lucas:                  Lucas Industries plc.

        Normal Pension Age:     the date on which you reach age 62 years and six
                                months.

        Pensionable Bonus:      any bonus awarded to you in any year which Lucas
                                has declared to be pensionable and also which you have elected to be pensionable at the time the first such bonus is awarded to you. The
                                Pensionable Bonus cannot exceed in any one year
                                10 per cent. of the average of your Basic Pay for Lucas' financial year ending immediately before the Pensionable Bonus is awarded.

        Pensionable Employment: the period from the date your employment with
                                Lucas started (or such other date as may be notified to you in writing) until the Termination Date.

        Pensionable Pay:        the annual rate of your Basic Pay at any time
                                plus 20 per cent. of the total of your
                                Pensionable Bonuses in the last five years of your Pensionable Employment or, if higher but subject to the Inland Revenue limits applicable to the Main Scheme (except the Earnings Cap), in any five years ending in the last ten years of your Pensionable Employment.

                                If the Pensionable Bonus is consolidated into your Basic Pay in any year, the 20 per cent. addition above does not apply. However, Pensionable Pay must not be less than it was before the consolidation took place.

        Termination Date:       the date you cease to be an active member of the
                                Executive Scheme, which is the earliest of:

                           -    the date you reach Normal Pension Age;

                           - the date on which you retire and draw your benefits from the Main Scheme;

                           -    the date your employment with Lucas ends;

                           -    the date you otherwise cease to be in
                                contributory membership of the Main Scheme (e.g. because you opt out or the Main Scheme terminates);

                           -    the date you opt out of the Executive Scheme;

                           -    the date on which the Executive Scheme
                                terminates;

                           -    the date of your death.